Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2013, on the financial statements of Venaxis, Inc., which appears on page 29 of the Annual Report on Form 10-K of Venaxis, Inc. for the year ended December 31, 2012.

/s/ GHP Horwath, P.C.
GHP Horwath, P.C.

Denver, Colorado
June 26, 2013